EXHIBIT 10.28

To: Mike Shea

From: Eric Holder

Update: March 1, 2007

Modification/Addendum to Agreement

Summary
1.  Hooper and EHS agree that EHS is owed and will be paid $5,121,000 (the "Original EHS Fee" according to the terms of the original agreement

2.  For the specific actions listed in attachment one Hooper will pay the EHS fee as defined in the original agreement) on each idea after that idea has been implemented

4.  In exchange for EHS making part of its fee contingent upon implementation, Hooper will provide EHS with some protections in the case of special and/or unforeseen events

1.  Payment of $5.1 million "Original EHS Fee"
Payment of the $5.1 million fee to EHS will be made according to the terms of the agreement
•	Hooper has previously been billed $225,000 creditable to this total payment -- any unpaid portions of this remain payable
•	The total $5.1 million due to EHS is fixed and is not subject to subsequent revision or review

2.  Contingency Payment For All Other Implemented Ideas

For the ideas listed Hooper will pay EHS a fee based on these ideas if and when they have been implemented
•
Upon completion of the implementation of any of the above ideas, Hooper will owe EHS a fee of of each such idea if Hooper determines that the idea yielded more than the Net Earnings Impact, then the EHS Fee will be payable on the revised higher amount

o	Completion of Implementation will mean that all major implementation milestones have been completed, related HR actions have been taken, and benefits are accruing
o	Implementation of actions substantially similar to actions surfaced in the project will be treated as if they were the original action

•
The fee owed to EHS will be based strictly on the implementation status of the individual ideas.  It will be independent of the effect of other business events or circumstances except for the extent to which those events or circumstances compromise the implementation of the ideas.  That is, even if other business conditions deteriorate, so long as the idea was implemented as planned, payment will be made to EHS based on the impact realized regardless of the health or condition of the business.  Hooper and EHS will review the implementation status of all idea and Hooper will make payment based on all ideas for which implementation was deemed to have been completed

•
Hooper will track the implementation status of the ideas and will make determination of implementation status based solely on the underlying facts and without regard to the resulting implications of the amount or timing of payments to EHS which are triggered

3.  Ideas Designated LTFS or NO GO -- these ideas are per the attached list.  They will be treated per the terms of the original contract

4.  Special Events

•	If prior to December 2008, James Calver ceases to be CEO or Hooper Holmes agrees to change and control (via merger of equals or acquisition)
o	Per the original agreement, any unpaid portion of EHS fee will be paid upon announcement of that event
o	Hooper will owe EHS and will pay an additional amount equal to 2.724mm less the sum of all Contingent Fee payments made up to that time in lieu of any future Contingent Fee payments

•
If prior to the December 2008 Hooper divests its Medicals Directs unit, Hooper agrees that any ideas for which implementation HAS been completed and for which no Contingent Fee has been paid will be considered fully implemented and Hooper will pay EHS a fee

•
If prior to December 2008 Hooper divests any other unit or business, Hooper agrees that any ideas of the original GO Ideas Not Subject To Initial Fee for which implementation had not previously been completed or for which Contingent Fee had been paid will be considered fully implemented and Hooper will pay EHS a fee based on their original value

(Signed) (Eric Holder)

(Signed) (Michael Shea)